Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537 6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2009 FOURTH QUARTER RESULTS

Somerset, N.J. – September 25, 2009 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced the financial results for its fourth fiscal quarter and fiscal year ended June 30, 2009. Catalent recognized net revenue of $409.9 million and a loss from continuing operations of ($4.6) million for the quarter then ended. For the fiscal year ended June 30, 2009, Catalent recorded net revenue of $1,639.5 million and a loss from continuing operations of ($272.9) million. EBITDA and Adjusted EBITDA as detailed in the attached schedules for the fiscal year ended June 30, 2009, were $62.9 million and $277.4 million, respectively. EBITDA and Adjusted EBITDA are defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “Fourth quarter financial performance, while down as compared to the fourth quarter of last year due largely to foreign exchange translation, was marked by continuing improvement in controllable spending. This has led to sequential improvement in quarterly profitability since the first quarter of this fiscal year. Our cash flow trends are also favorable, as capital spending has been contained towards the lower end of our historical range, and our working capital efficiency has improved in terms of turnover as well as absolute dollars. We expect that continuing our focus on quality, efficiency and productivity will drive growth in our business.”

Matthew Walsh, Catalent’s Chief Financial Officer, stated, “Fourth quarter cash flow exceeded our expectations and enabled us to reduce revolver borrowings by $43 million. At year-end, we had over $365 million of available liquidity, which provides us with ample flexibility to pursue our growth initiatives.”

Results of Operations – Fourth Fiscal Quarter Ended June 30, 2009

Net revenue for the fiscal quarter ended June 30, 2009 was $409.9 million, a decrease of $60.2 million, or 13%, compared to $470.1 million for the same period of fiscal year 2008. The stronger U.S. dollar unfavorably impacted our revenue by approximately 10%, or $45.2 million. Excluding the impact of foreign exchange rates, net revenue decreased by $15.0 million, or 3%, largely due to lower volumes and a mix shift to lower margin, generic products at one of our Sterile Technologies facilities and lower volumes within our Packaging Services segment. Excluding the impact of foreign exchange translation, Sterile Technologies’ revenue decreased $12.7 million, or 16%. Revenue in our Packaging Services segment declined by $5.6 million, or 5%, on a constant currency basis relative to the same period of fiscal year 2008 due to lower North American volumes in printed components and commercial packaging. Revenue from the Oral Technologies segment was stable compared to the same period of fiscal year 2008, excluding the impact of foreign exchange translation.

Gross margin of $105.2 million decreased by $33.2 million, or 24%, compared to the same period of fiscal year 2008. Excluding the impact of foreign exchange translation of approximately 7% or $10.1 million, gross margin decreased by $23.1 million. This decrease was driven by the revenue declines experienced in Packaging Services and Sterile Technologies as discussed above.

Selling, general and administrative (“SG&A”) expenses of $69.1 million in the fourth quarter of fiscal 2009 decreased by approximately 17%, or $13.8 million, compared to the same period of fiscal year 2008. The stronger U.S. dollar decreased our SG&A expenses by approximately 8% compared to the same period of the prior year. Excluding the impact of foreign exchange rates, SG&A expenses decreased approximately 9%, or $7.8 million, as compared to the same period in the prior year as a result of expense reduction initiatives, including headcount reductions, enacted during the 2009 fiscal year.

EBITDA from continuing operations for the quarter ended June 30, 2009 of $83.5 million increased $308.2 million from the prior fiscal year largely due to non-cash asset impairment charges of $316.6 million in the fourth quarter of the prior fiscal year. Foreign exchange translation related to the stronger U.S. dollar negatively impacted our EBITDA by $12.5 million. Within our operating segments, excluding the impact of foreign exchange translation, Packaging Services EBITDA declined $2.5 million, or 25%, due primarily to lower North American volumes in printed components and commercial packaging. EBITDA in our Sterile Technologies segment declined $9.7 million, or 65%, compared to the same period of the prior fiscal year due primarily to lower volumes and a shift to lower margin generic products at one of our Sterile Technologies facilities, as well as continuing lower demand for analytical science services. Within our Oral Technologies segment, EBITDA declined $2.0 million, or 3%, due to weakening demand for vitamins, minerals and supplements and other consumer health products within our Softgel technology offering.

Adjusted EBITDA of $277.4 million for the twelve months ended June 30, 2009 decreased $32.4 million compared with the twelve month period ended March 31, 2009, primarily due to the declines in operating results described above accentuated by the strength of the prior year fourth quarter, which was the highest posted by the Company since the 2007 fiscal year.

Results of Operations – Fiscal Year Ended June 30, 2009

Net revenue for the twelve months ended June 30, 2009 of $1,639.5 million decreased 10%, or $178.2 million, compared to the same period in fiscal 2008. The stronger U.S. dollar negatively impacted our revenue by approximately 7%, or $119.2 million. Excluding the impact of foreign exchange rates, net revenue decreased by $59.0 million, or 3%, primarily due to lower demand within our North American packaging and printing facilities in our Packaging Services segment.

Gross margin of $405.2 million for the twelve months ended June 30, 2009, decreased by 12%, or $52.4 million, compared to the same period a year ago. Excluding the impact of foreign exchange translation of approximately 6% or $27.8 million, gross margin declined by $24.5 million, or 6%. This reduction was primarily driven by the revenue shortfalls within Packaging Services.

SG&A expenses of $279.4 million for the twelve months ended June 30, 2009, decreased by approximately 9%, or $26.2 million, compared to the same period for fiscal 2008. Fiscal 2009 included $4.7 million of expenses for severance and transition costs related to the replacement of our Chief Executive Officer. Excluding the impact of foreign exchange rates and non-recurring items, SG&A expenses decreased by $15.8 million, or 5%, compared to the same period in the prior year, attributable principally to expense reduction initiatives undertaken in the current fiscal year.

EBITDA from continuing operations for the twelve months ended June 30, 2009 was $62.9 million, an increase of $241.0 million compared to the same period of fiscal year 2008, primarily due to a decrease in non-cash goodwill and other asset impairment charges of $121.4 million. Within our operating segments, excluding the impact of foreign exchange translation, EBITDA in the Packaging Services segment decreased by $27.8 million, or 45%, primarily due to lower demand across North American packaging and printing facilities. Sterile Technologies segment EBITDA decreased $13.5 million, or 33%, as compared to prior year due to lower volumes and a shift to lower margin generic products at one of our Sterile Technologies facilities, and lower demand for analytical science services. EBITDA in the Oral Technologies segment increased 1%, or $3.0 million, compared to the same period a year ago, which included the non-recurring, non-cash inventory write-down of approximately $10.0 million in fiscal year 2008. Excluding this non-recurring item, Oral Technologies’ EBITDA decreased by approximately $7.0 million, primarily related to suboptimal capacity utilization at one of our operating sites earlier in this fiscal year.

Non-GAAP Financial Matters

Use of EBITDA and Adjusted EBITDA

In addition to disclosing financial results that are determined in accordance with GAAP, Catalent discloses EBITDA and Adjusted EBITDA, which are non-GAAP measures. You should not consider EBITDA or Adjusted EBITDA as an alternative to operating or net earnings, determined in accordance with GAAP, as an indicator of Catalent’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity. EBITDA is calculated by the sum of earnings before interest, taxes, depreciation and amortization.

We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe EBITDA is useful to assess our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense.

The Company’s credit facilities and the indentures governing the outstanding notes have certain covenants that use ratios utilizing a measure referred to as Adjusted EBITDA. The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net (loss)/earnings from continuing operations. Included in this release is a reconciliation of net (loss)/earnings from continuing operations to EBITDA and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,”

“likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on September 25, 2009, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,200 people at 30 facilities worldwide and generated more than $1.6 billion in Fiscal 2009 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended June 30,	Quarter Ended June 30,	Increase / (Decrease)
	2009	2008	$	%
Net revenue	409.9	470.1	(60.2)	-12.8%
Cost of products sold	304.7	331.7	(27.0)	-8.1%

Gross margin	105.2	138.4	(33.2)	-24.0%
Selling, general and administrative expenses	69.1	82.9	(13.8)	-16.6%
Impairment charges and (gain)/loss on sale of assets	2.7	316.6	(313.9)	N.M.
Restructuring and other special items	7.9	3.0	4.9	163.3%

Operating earnings	25.5	(264.1)	289.6	N.M.
Interest expense, net	41.4	48.2	(6.8)	-14.1%
Other (income)/expense, net	(25.1)	(5.6)	(19.5)	N.M.

Loss from continuing operations before income taxes and minority interest	9.2	(306.7)	315.9	N.M.
Income tax expense/(benefit)	13.3	5.2	8.1	N.M.
Minority interest income, net of tax	0.6	2.0	(1.4)	-71.4%

Loss from continuing operations	(4.6)	(313.9)	309.3	N.M.
Loss from discontinued operations, net of tax	(12.8)	(74.0)	61.2	N.M.

Net loss	(17.4)	(387.9)	370.5	N.M.

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended June 30,	Quarter Ended June 30,	Increase / (Decrease)
	2009	2008	$	%
Oral Technologies
Net revenue	253.5	285.4	(31.9)	-11.2%
Segment EBITDA	61.4	70.5	(9.1)	-12.9%

Sterile Technologies
Net revenue	61.8	77.8	(16.0)	-20.6%
Segment EBITDA	5.1	14.9	(9.8)	-65.8%

Packaging Services
Net revenue	104.8	120.6	(15.8)	-13.1%
Segment EBITDA	5.8	10.0	(4.2)	-42.0%

Inter-segment revenue elimination	(10.2)	(13.7)	3.5	N.M.

Unallocated Costs	11.2	(320.1)	331.3	N.M.

Combined Total
Net revenue	409.9	470.1	(60.2)	-12.8%
EBITDA	83.5	(224.7)	308.2	N.M.

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(* unaudited, $ in millions)

	Twelve Months Ended June 30,	Twelve Months Ended June 30,	Increase / (Decrease)
	2009	2008	$	%
Net revenue	1,639.5	1,817.7	(178.2)	-9.8%
Cost of products sold	1,234.3	1,360.1	(125.8)	-9.2%

Gross margin	405.2	457.6	(52.4)	-11.5%
Selling, general and administrative expenses	279.4	305.6	(26.2)	-8.6%
Impairment charges and (gain)/loss on sale of assets	195.2	316.6	(121.4)	N.M.
Restructuring and other special items	20.2	23.7	(3.5)	-14.8%

Operating earnings	(89.6)	(188.3)	98.7	N.M.
Interest expense, net	181.6	201.2	(19.6)	-9.7%
Other (income)/expense, net	(14.5)	144.6	(159.1)	N.M.

Loss from continuing operations before income taxes and minority interest	(256.7)	(534.1)	277.4	-51.9%
Income tax expense/(benefit)	16.8	(82.1)	98.9	N.M.
Minority interest (income)/expense, net of tax	(0.6)	3.5	(4.1)	N.M.

Loss from continuing operations	(272.9)	(455.5)	182.6	-40.1%
Loss from discontinued operations, net of tax	(35.2)	(84.2)	49.0	N.M.

Net loss	(308.1)	(539.7)	231.6	-42.9%

N.M. – percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(* unaudited, $ in millions)

	Twelve Months Ended June 30,	Twelve Months Ended June 30,	Increase / (Decrease)
	2009	2008	$	%
Oral Technologies
Net revenue	956.7	1,039.0	(82.3)	-7.9%
Segment EBITDA	214.8	229.4	(14.6)	-6.4%

Sterile Technologies
Net revenue	278.5	293.5	(15.0)	-5.1%
Segment EBITDA	27.5	40.7	(13.2)	-32.4%

Packaging Services
Net revenue	451.4	531.3	(79.9)	-15.0%
Segment EBITDA	28.4	61.9	(33.5)	-54.1%

Inter-segment revenue elimination	(47.1)	(46.1)	(1.0)	2.2%

Unallocated Costs	(207.8)	(510.1)	302.3	-59.3%

Combined Total
Net revenue	1,639.5	1,817.7	(178.2)	-9.8%
EBITDA	62.9	(178.1)	241.0	N.M.

N.M. – percentage not meaningful.

*	These condensed financial statements were derived from the Company's audited financial statements

Catalent Pharma Solutions

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(unaudited, $ in millions)

	Quarters Ended				Twelve Months Ended March 31, 2009	Quarter Ended June 30, 2009	Twelve Months Ended June 30, 2009
	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
(Loss)/earnings from continuing operations (1) (2)	(318.9)	21.8	(96.2)	(193.9)	(587.2)	(4.6)	(272.9)
Interest expense, net	48.2	48.3	49.9	42.0	188.4	41.4	181.6
Income tax (benefit)/provision (2)	10.2	(7.3)	6.9	3.8	13.6	13.4	16.8
Depreciation and amortization (1)	35.8	38.2	37.8	28.1	139.9	33.3	137.4
EBITDA	(224.7)	101.0	(1.6)	(120.0)	(245.3)	83.5	62.9
Equity compensation	1.2	1.4	1.0	0.3	3.7	(2.9)	(0.3)
Impairment charges and (gain)/loss on sale of assets (1)	316.6	0.1	(0.1)	192.6	509.1	2.7	195.2
Restructuring and special items	3.0	2.6	1.9	7.7	15.2	8.0	20.2
Other non-recurring items	(1.7)	3.5	1.1	2.0	4.9	0.6	7.2
Unrealized fx loss(gain) (included in other, net) (2)	8.6	(59.2)	63.9	(11.6)	1.7	(11.8)	(18.7)
Other adjustments	4.5	2.1	(0.3)	3.7	10.1	(4.7)	0.8
Sponsor monitoring fee	2.5	2.5	2.5	2.5	10.0	2.5	10.0
Disposition adjustments	0.2	—	—	—	0.2	—	—
Subtotal (2)	110.2	54.0	68.4	77.2	309.8	77.7	277.4
Estimated cost savings					—		—

Adjusted EBITDA					309.8		277.4

(1)

During the quarter ended September 30, 2008, the Company classified North Raleigh as a discontinued operation. As a result, all quarterly periods prior to and including September 30, 2008 have been adjusted to exclude North Raleigh.

(2)

The fourth quarter of fiscal 2008 and the first quarter of fiscal 2009 were charged in the amount of $50.0 million and $0.8 million, respectively, for the non-cash unrealized foreign currency gains/losses relating to euro-denominated notes and term loan, included in other expense, net. Beginning with the second quarter of fiscal 2009, these gains/losses are included in other comprehensive income on the balance sheet.

Catalent Pharma Solutions

Consolidated Balance Sheets

(* unaudited, $ in millions)

	June 30, 2009	June 30, 2008
ASSETS
Current assets:
Cash and equivalents	63.9	72.4
Trade receivables, net	252.4	307.9
Inventories, net	182.0	210.7
Prepaid expenses and other	89.5	89.6
Assets held for sale from discontinued operations	18.2	21.0

Total current assets	606.0	701.6

Property and equipment, net	810.4	938.2

Other non-current assets, including intangible assets	1,715.4	2,064.5

Total assets	3,131.8	3,704.3

LIABILITIES and SHAREHOLDER'S EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	64.2	29.2
Accounts payable	127.0	138.7
Other accrued liabilities	192.7	174.0
Liabilities from discontinued operations	6.2	3.7

Total current liabilities	390.1	345.6

Long-term obligations, less current portion	2,283.1	2,382.3
Other non-current liabilities	377.9	387.5

Total shareholder's equity	80.7	588.9

Total liabilities and shareholder's equity	3,131.8	3,704.3

*	These condensed financial statements were derived from the Company's audited financial statements

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(* unaudited, $ in millions)

	Twelve Months Ended June 30, 2009	Twelve Months Ended June 30, 2008
Cash flows from operating activities
Net cash provided by operating activities from continuing operations	69.1	83.3
Net cash provided by/(used in) by operating activities from discontinued operations	3.8	(6.6)

Net cash provided by (used in) operating activities	72.9	76.7

Cash flows from investing activities
Proceeds from sale of assets	2.2	0.7
Additions to property and equipment	(83.7)	(84.4)

Net cash used in investing activities from continuing operations	(81.5)	(83.7)
Net cash used in investing activities from discontinued operations	(2.8)	(3.7)

Net cash used in investing activities	(84.3)	(87.4)

Cash flows from financing activities
Net change in short term borrowings	(1.4)	(0.5)
Repayments of revolver credit facility	(68.0)	(109.8)
Borrowings from revolver credit facility	104.0	95.9
Reduction of long term obligations	(22.8)	(30.6)
Proceeds from long-term obligations	—	33.6
Long-term debt financing	—	(14.8)
Equity (redemption)/contribution	(1.3)	14.5

Net cash provided by financing activities from continuing operations	10.5	(11.7)
Net cash provided by financing activities from discontinued operations	—	—

Net cash provided by (used in) financing activities	10.5	(11.7)

Effect of foreign currency translation on cash	(7.6)	12.1

Net decrease in cash and equivalents	(8.5)	(10.3)

Cash and equivalents at beginning of period	72.4	82.7

Cash and equivalents at end of period	63.9	72.4

*	These condensed financial statements were derived from the Company's audited financial statements